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                                                                    EXHIBIT 99.1

                              WOLVERINE TUBE, INC.
                                 PRESS RELEASE

Contact:  James E. Deason
          Executive Vice President
          Chief Financial Officer
          (256) 580-3500

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               WOLVERINE TUBE ANNOUNCES MANAGEMENT REORGANIZATION
                          JOHANN R. (CHIP) MANNING, JR.
                PROMOTED TO PRESIDENT AND CHIEF OPERATING OFFICER

HUNTSVILLE, ALABAMA, FEBRUARY 18, 2005 - Wolverine Tube, Inc. (NYSE:WLV) today announced that Johann R. (Chip) Manning, Jr. will become President and Chief Operating Officer, a newly established position, effective immediately. In his role Mr. Manning will have responsibility for all of North American operations. He will continue to report to Dennis Horowitz who will maintain his role as Chairman of the Board and Chief Executive Officer.

Commenting on the announcement Mr. Horowitz said, "We have established the position of President and Chief Operating Officer to provide strategic and operational leadership to the organization. We continue to experience strong growth in our Fabricated Products business, which increases the need to coordinate supply between all Wolverine factories to meet our customers' needs. Additionally, as our fabricated and tubular products businesses grow, we must continue to position ourselves to meet the competitive challenges. In his role as Senior Vice President, Fabricated Products over the past three years, Chip has demonstrated the ability to help us achieve our strategic, operational and financial goals. He is well prepared to take on this expanded leadership role within Wolverine."

Mr. Manning has been Senior Vice President, Fabricated Products and General Counsel of the Company since November 2001. Mr. Manning joined Wolverine in May 1998 as Vice President, Human Resources and General Counsel. Prior to joining the Company, Mr. Manning served as Senior Counsel for Mercedes-Benz U.S. International, Inc. and was employed for over eight years in various legal and human resource positions for Genuine Parts Company.

In other organizational changes, Keith Weil will become Senior Vice President, International and Strategic Development. Mr. Weil will be responsible for non-North American operations. Mr. Weil also will have responsibility for corporate-wide procurement and logistics and commercialization of non-tube Micro Deformation Technology (TM). Mr. Horowitz stated "As our business and customers globalize, the need for consolidation and focused attention on international markets will be key to our success. Keith is ideally suited for this position given his extensive international and logistics experience."

Mr. Weil joined the Company in December 1998 as Senior Vice President, Tubing Products. Prior to joining the Company, he held various senior management positions with both AMP Incorporated and Philips Electronics.

ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar & other products. Internet addresses http://www.wlv.com and http://www.silvaloy.com.


                             Corporate Headquarters
                      200 Clinton Avenue West, Suite 1000
                              Huntsville, AL 35801